EXHIBIT 10.3.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of May 30, 2008, by and between Calpine Corporation (“Calpine”) and Charles Clark (“Consultant”), with reference to the following:

WHEREAS, Consultant has substantial knowledge regarding Calpine’s accounting and financial operations arising from Consultant’s former employment by Calpine, and has substantial accounting and financial expertise;

WHEREAS, Calpine and Consultant have agreed that Consultant will provide consulting services to Calpine pursuant to the terms and conditions of this Agreement; and

WHEREAS, in connection with the consulting services contemplated under this Agreement, Consultant acknowledges that he will have access to Calpine’s Confidential Information (as defined below).

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and subject to the approval of the Compensation Committee of Calpine’s Board of Directors, the parties agree as follows:

1.            Term.  Calpine hereby engages Consultant and Consultant accepts such engagement for a term commencing on the date set forth above and continuing for a maximum period of eighteen (18) months (the “Term”) unless sooner terminated by Calpine as provided in this Agreement.  Any termination of this Agreement is effective on two weeks notice as set forth in Section 9 hereof.  This Agreement may be extended by written agreement of both parties.

2.             Services to Be Rendered.

2.1.            Consultant shall provide consulting services to Calpine as requested by Calpine, to assist Calpine with any issues relating to the transition of a new Calpine Controller, the transition of a new Calpine Chief Financial Officer, general accounting and securities law issues, financial closings and related Securities and Exchange Commission (“SEC”) filings, and any ongoing or new inquiries from any governmental, regulatory or similar agency or entity (collectively, the “Services”).  Consultant shall at all times faithfully, industriously and to the best of his ability, experience, and talent, perform to the satisfaction of Calpine all of the requested Services.  Consultant acknowledges and agrees that he shall at all times control the manner and means by which the Services are provided.  Calpine shall make space available in its offices for the Consultant’s reasonable use in connection with the Services provided under this Agreement.

2.2.            During the first nine (9) months of the Term, Consultant shall be available, as requested by Calpine, to work a normal, full workweek in Houston, Texas or at any other location reasonably chosen by Calpine.  During the final nine (9) months of the Term, Consultant is expected to fully cooperate with Calpine and be available as needed periodically, but is not required to work full-time for Calpine unless he is available to do so.  Consultant’s primary work location is expected to be Calpine’s Houston, Texas offices located at 717 Texas Street, but

Consultant shall work at other locations as reasonably required by Calpine.  If in California, for weeks that Calpine requires Consultant to work full-time at Calpine’s Houston, Texas offices, Consultant shall fly to Houston and arrive at Calpine’s Houston offices as early as possible on Monday morning Texas time, work the balance of that workday, work a full workday Tuesday through Thursday, work Friday morning and depart for the airport early Friday afternoon Texas time.  If in Houston, Consultant shall work a normal full workweek.

3.            Termination.  If Consultant fails to make himself available or perform the Services as set forth in Section 2 above, Calpine may terminate this Agreement with two weeks’ written notice to Consultant and Consultant shall have no right to receive any consulting fees thereafter.

4.            Compensation.  Calpine shall pay to Consultant a consulting fee of Thirty Three Thousand Three Hundred and Thirty Three Dollars ($33,333.00) per calendar month of the Term (the “Fee”), with the first monthly payment made as soon as administratively possible after the first of the month following the termination of Consultant’s employment by Calpine, and with monthly payments thereafter to be made at or around the first of each subsequent month.

5.            Reimbursement of Expenses.  Calpine shall reimburse Consultant for his actual, reasonable business expenses incurred in connection with his performance of the Services, after Consultant submits appropriate documentation of such expenses.   These expenses may include reasonable travel between Houston and California, and reasonable expenses for lodging and meals in Houston, consistent with the Calpine travel expense policy.

6.            Relationship of the Parties; Withholding and Other Deductions.  Consultant acknowledges and agrees that the relationship between Calpine and Consultant intended to be created by this Agreement is that of client and independent contractor, and nothing herein contained shall be construed as creating a relationship of employer and employee or principal and agent between them.  Consultant shall neither act nor make any representation that he is authorized to act as an employee, agent or officer of Calpine.  Consultant acknowledges and agrees that he is responsible for paying all taxes related to the compensation payable to him hereunder and that Calpine will not withhold any monies for payments which Consultant is required to make pursuant to any applicable law, governmental regulation, rule or order.  Consultant agrees to indemnify and hold harmless Calpine from and against any and all claims, judgments, losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and costs, imposed upon or incurred by Calpine resulting or arising out of any failure by Consultant to pay any such taxes when due.

7.            Confidential Information.

7.1. Consultant acknowledges and agrees that this Agreement creates a relationship of confidence and trust on the part of Consultant for the benefit of Calpine, and that during the term of this Agreement, Consultant will have access to, and may create or acquire, certain Confidential Information (as hereinafter defined) of Calpine.  During the term of this Agreement and at all times thereafter, Consultant shall preserve as confidential all Confidential Information that he may create, acquire or have access to during the term of this Agreement or during his previous employment by Calpine.  Without Calpine’s prior written consent, which may be given or withheld in Calpine’s sole and absolute discretion, Consultant shall not disclose any Confidential Information (i) to any third party nor give any third party access thereto, nor (ii) use any Confidential Information except to perform the Services hereunder, nor (iii) disclose the terms and conditions of this Agreement; provided, however, that the foregoing will not apply to the extent Consultant is required to disclose any Confidential Information by applicable law or legal process as long as Consultant promptly notifies Calpine of such pending disclosure and consults with Calpine prior to such disclosure as to the advisability of seeking a protective order or other means of preserving the confidentiality of the Confidential Information.  In the event Consultant is required by applicable law or legal process to disclose any Confidential Information, Consultant agrees to use reasonable efforts to obtain assurances that the information so disclosed will continue to be accorded confidential treatment.  This Section 7 shall survive the expiration of this Agreement.

7.2.          As used in this Section 7:

7.2.1.   “Confidential Information” shall mean (i) information or material that gives or could give Calpine some competitive advantage or the disclosure of which could be detrimental to Calpine’s interests, (ii) information or material which is owned by Calpine or in which Calpine has an interest, and all other information or material conceived, originated, discovered or developed, in whole or in part, alone or with others, by Consultant while performing the Services, (iii) all information (in writing or otherwise) concerning Calpine (including, without limitation, information concerning Calpine’s business, assets, liabilities, operations, affairs, financial condition, projections, contracts, customers, accounts, marketing and/or promotional strategies, products, plans or prospects) which is not generally known by the public, and (iv) all analyses, compilations, studies, reports, records or other documents or materials which contain, or are prepared on the basis of, any information or material which Calpine furnishes to Consultant or prepared by or for Consultant based on information or material which Calpine furnishes to Consultant.  Notwithstanding the above, “Confidential Information” does not include any information or material that (a) is or becomes public knowledge otherwise than by Consultant’s act or omission; or (b) is or becomes available to Consultant without obligation of confidence from a source (other than Calpine) having the legal right to disclose such information; or (c) is already in Consultant’s possession in documented form without an obligation of confidence and was not received by Consultant as a result of a prior relationship with Calpine.

7.2.2.   “Company” shall also include any and all subsidiaries and affiliates Calpine.

7.3.          Indemnity.  Consultant agrees to indemnify and hold harmless Calpine and its affiliates and their respective officers, directors, shareholders, partners, members, managers, employees, agents, successors and assigns from and against any and all claims, judgments, losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and costs, imposed upon or incurred by any of them resulting or arising out of any breach or threatened breach of any provision of this Section 7.

7.4.          Representations and Warranties of Consultant.  Consultant represents and warrants to Calpine that he is not under any contractual or other restriction or obligation that is inconsistent with the execution of this Agreement, the performance of Consultant’s duties hereunder, or the rights of Calpine hereunder.  Consultant agrees to indemnify and hold harmless Calpine and its affiliates and their respective officers, directors, shareholders, partners, members, managers, trustees, employees, agents, successor and assigns from and against any and all claims, judgments, losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and costs, imposed upon or incurred by any of them resulting or arising out of any breach of this Section 7.4.

8.             Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of law principles.  Any suit brought in connection with this Agreement shall be brought in the state or federal courts sitting in San Jose, California.

9.             Notices.  All notices under this Agreement shall be made by email, as follows:

If to the Company:

John Moore or his successor
john.moore@calpine.com

and

Greg Doody or his successor
gregory.doody@calpine.com

If to Consultant:

Charles Clark
bluedevil2@aol.com
chuck.clark@calpine.com

10.           Entire Agreement; Modification.  This Agreement sets forth the final and entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and representations, whether oral or written, with respect thereto.  This Agreement may only be modified by a written instrument duly executed by the parties.

11.           Third Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

12.           Waiver.  The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

13.           Assignment.  Consultant may not assign this Agreement or any of his rights or obligations hereunder to a third party without the prior written consent of Calpine.

14.           Further Assurances.  The parties agree to execute and deliver such additional documents or instruments as may be necessary or appropriate to carry out the terms of this Agreement, including, without limitation, the terms of Section 7.3 hereof.

15.           Severability.  All sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid sections, clauses or covenants were not contained herein.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereinabove set forth.

CALPINE CORPORATION

By:	/s/ John Moore
John Moore
SVP Human Resources

CONSULTANT:

/s/ Charles Clark
Charles Clark

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